Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
STARTEK, INC.,
MDC CORPORATE (US) INC.

and

MDC ACQUISITION INC.
dated as of
May 11, 2015

MEMBERSHIP INTEREST PURCHASE AGREEMENT
Membership Interest Purchase Agreement, dated as of May 11, 2015 (this “Agreement”), by and among StarTek, Inc., a Delaware corporation (“Purchaser”), MDC Corporate (US) Inc., a Delaware corporation (“MDC Corporate”), and MDC Acquisition Inc., a Delaware corporation (“MDC Acquisition” and together with MDC Corporate, the “Sellers”, each individually a “Seller”), and, solely for the purposes of Sections 5.19 and 10.14, MDC Partners Inc., a Canadian corporation (“MDC Partners”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.
WHEREAS, the Sellers collectively own 100% of the issued and outstanding limited liability company membership interests (such interests, the “Units”) of Accent Marketing Services, L.L.C. (the “Company”); and
WHEREAS, the Company owns all of the outstanding equity of Accent St. Lucia Corp. and Accent Marketing Jamaica Limited (each of the foregoing Persons, other than the Company, a “Company Subsidiary,” and each Company Subsidiary and the Company, an “Acquired Company”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
Article I
PURCHASE AND SALE OF UNITS
Section 1.1    Sale and Transfer of Units. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to Purchaser the Units, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any applicable state securities laws, and Purchaser shall purchase, acquire and accept the Units from the Sellers.
Section 1.2    Consideration; Purchase Price.
(a)    Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Units, Purchaser shall pay to each of the Sellers an amount of cash equal to such Seller’s Pro Rata Portion of $16,000,000 (the “Base Purchase Price”), as adjusted pursuant to clause (c) (as so adjusted, the “Purchase Price”).
(b)    The Purchase Price shall be paid by Purchaser to Sellers as follows:
(i)    Simultaneously with the execution of this Agreement, Purchaser shall deliver to the Escrow Agent, a wire transfer in immediately available

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federal funds in an amount equal to the Base Purchase Price (the “Contract Deposit”), to be held by the Escrow Agent in accordance with the Escrow Agreement among the Escrow Agent, Purchaser and Sellers of even date herewith (the “Escrow Agreement”);
(ii)    on the Closing Date, the Sellers and Purchaser shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to each Seller such Seller’s Pro Rata Portion of the Contract Deposit (together with all accrued interest thereon);
(iii)    on the Closing Date, if the Estimated Purchase Price exceeds the Base Purchase Price, Purchaser shall pay to each Seller such Seller’s Pro Rata Portion of such excess; and
(iv)    on the Closing Date, if the Estimated Purchase Price is less than the Base Purchase Price, the Sellers, jointly and severally, shall pay to Purchaser the amount of such deficiency.
(c)    The Base Purchase Price shall be (A) increased by the amount, if any, by which the Closing Working Capital exceeds $1 or (B) decreased by the amount, if any, by which the Closing Working Capital is less than $1, as determined in accordance with Section 2.2.
(d)    For purposes of determining the amount of cash to be paid as the Estimated Purchase Price (as defined below) by Purchaser to the Sellers at the Closing, the Sellers shall in good faith prepare a calculation of the Closing Working Capital (such amount, the “Estimated Closing Working Capital”), based on an estimate by the Sellers of such amount, prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used Schedule 2.2 and in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital was being prepared and audited as of a fiscal year end. The Sellers shall deliver the calculation of such amounts to Purchaser not less than two Business Days before the Closing Date.
(e)    As used in this Agreement, the “Estimated Purchase Price” shall mean the amount equal to the sum of (i) the Base Purchase Price plus (ii) the amount, if any, by which the Estimated Closing Working Capital exceeds $1.
ARTICLE II
THE CLOSING
Section 2.1    The Closing. (f) The sale and transfer of the Units by the Sellers to Purchaser shall take place at a closing (the “Closing”) to be held at the offices of MDC Corporate at 10:00 am (New York City time), on May 31, 2015 following the satisfaction and/or waiver of all conditions set forth in Article VII (other than those conditions that are to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions), unless another date or place is agreed in writing by each of the parties hereto (the day on which the Closing takes place being the “Closing Date”).

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(g)    At the Closing:
(i)    the Sellers shall assign and deliver the Units to Purchaser free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any applicable state securities laws;
(ii)    Purchaser shall transfer to each Seller such Seller’s Pro Rata Portion of the Estimated Purchase Price to an account designated by such Seller prior to the Closing by wire transfer of immediately available U.S. Dollar funds; and
(iii)    The Transaction Documents (other than this Agreement) shall be executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the other parties thereto.
(iv)    Sellers shall deliver to Purchaser resignations of the directors and officers of each Acquired Company pursuant to Section 5.16.
(v)    Sellers shall deliver to Purchaser a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Entity of the jurisdiction under the Laws in which the Company is organized.
(vi)    Sellers shall deliver to Purchaser a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code.
(vii)    Sellers will deliver to Purchaser documentation substantiating that the bank account in Canada has been closed.
Section 2.2    Post-Closing Adjustment. (a) The Sellers have prepared the attached Schedule 2.2 which lists certain current asset and current liability accounts and certain accounting principles, methodologies and policies to be used to determine the Closing Working Capital. The Purchase Price shall be adjusted after the Closing in accordance with this Section 2.2 based upon the actual Closing Working Capital of the accounts shown on Schedule 2.2. Notwithstanding anything else contained herein to the contrary, Schedule 2.2 shall include the following liabilities equal to the following amounts and regardless of whether they are required to be reflected as current assets or current liabilities in accordance with GAAP: (i) capital investment costs of $300,000, (ii) severance obligations of $1,400,000, (iii) paid-time off obligations of $400,000, (iv) lease obligations of $640,000 and (v) escrow capital costs of $27,000. Such amounts shall not be subject to adjustment following the Closing. For purposes hereof, the statement of the Closing Working Capital, together with the calculation of the Purchase Price that results from the determination of such amount, shall be referred to as the “Closing Statement.”
(b)    The Closing Statement shall be prepared on the basis of, and using the same accounting principles, methodologies and policies, as specified in Schedule 2.2 and, to the extent not specified therein, as used in preparing the Financial Statements. For the avoidance

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of doubt, in calculating the component line items of the Closing Statement, no effect shall be given to the transactions contemplated by this Agreement. If the Purchase Price as finally determined in accordance with this Section 2.2 is less than the Estimated Purchase Price, each Seller shall pay to Purchaser its Pro Rata Portion of the amount by which the Purchase Price falls short of the Estimated Purchase Price, and if the Purchase Price as finally determined in accordance with this Section 2.2 exceeds the Estimated Purchase Price, Purchaser shall pay to each Seller such Seller’s Pro Rata Portion of the amount by which the Estimated Purchase Price falls short of the Purchase Price, by wire transfer of immediately available U.S. Dollar funds to an account designated by the party or parties receiving payment within three Business Days after the final determination of the Purchase Price.
(c)    As promptly as practicable (and, in any event, within 60 days after the Closing), Purchaser shall prepare and deliver to the Sellers the Closing Statement prepared in accordance with this Section 2.2. If the Sellers disagree with the determination of the Closing Statement, the Sellers shall notify Purchaser of such disagreement within 30 days after delivery of the Closing Statement, which notice shall set forth any such disagreement in reasonable detail. If the Sellers fails to deliver this notice by the end of such 30 days, the Sellers shall be deemed to have accepted the Closing Statement delivered by Purchaser. Matters included in the calculations in the Closing Statement that are not objected to by the Sellers in such notice shall be deemed accepted by the Sellers and shall not be subject to further dispute or review. During the 30-day period of the Sellers review of the Closing Statement and the resolution of any disputes that may arise under this Section 2.2, Purchaser will provide the Sellers and its accountants access to the books and records and personnel of the Company and all documents, schedules and workpapers used by Purchaser in the preparation of the Closing Statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company. Purchaser and the Sellers shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Purchaser and the Sellers shall be final and binding upon the parties.
(d)    If Purchaser and the Sellers are unable to resolve any disagreement as contemplated by Section 2.2(c) within 15 days after delivery by the Sellers of written notice of such disagreement, Purchaser and the Sellers shall jointly select a partner at Ernst & Young to resolve such disagreement (the person so selected shall be referred to herein as the “Accounting Arbitrator”). The parties shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement as to which Purchaser and the Sellers have not resolved their disagreement. Purchaser and the Sellers shall use reasonable best efforts to cause the Accounting Arbitrator to deliver to the parties, as promptly as practicable, reach a final, binding resolution of such matters, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Arbitrator, (ii) within the range of the amount of each item in dispute contested by Purchaser and the Sellers on an item by item basis, (iii) furnished to Purchaser and the Sellers as soon as practicable after the items in dispute have been referred to the Accounting Arbitrator, which shall not be more than sixty (60) days after such referral, (iv) made in accordance with this Agreement and using the same accounting principles, methodologies and policies, as specified in Schedule 2.2, and (v) conclusive and binding upon the parties on the date of delivery of such

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written resolution. The fees, costs and expenses of the Accounting Arbitrator shall be borne one-half by Purchaser and one-half by the Sellers; provided that if the Accounting Arbitrator determines that one party’s position is completely correct, then such party shall pay none of the fees, costs and expenses of the Accounting Arbitrator and the other party shall pay all such fees, costs and expenses.
(e)    Any payments made pursuant to Section 2.2 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
(f)    Notwithstanding anything in this Agreement to the contrary, the Sellers shall have no liability (and no amounts shall count toward the Indemnity Threshold) with respect to any asset or liability to the extent taken into account in the determination of final Closing Working Capital, except as provided in this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Disclosure Schedule delivered by the Sellers to Purchaser simultaneously with the execution hereof or as disclosed in, or as readily inferable from, the Financial Statements or as contemplated by this Agreement, each Seller represents and warrants to Purchaser, jointly and severally, that all of the following statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):
Section 3.1    Organization. Each of such Seller and each of the Acquired Companies (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required, except for such failures that would not, individually or in the aggregate, either (i) have a material adverse effect on the ability of such Seller to consummate the Closing or perform its obligations under this Agreement or (ii) impede in any material respect or delay the consummation of the Closing. The Sellers have heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation, certificate of formation, by-laws, operating agreement or other similar organizational documents for each of the Acquired Companies (the “Organizational Documents”) as presently in effect.
Section 3.2    Authorization. Such Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Seller and each of the Acquired Companies of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of such Seller and the board of managers or directors, as

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applicable, of each Acquired Company, and no other corporate action or limited liability company action, as applicable, on the part of such Seller or each Acquired Company is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party or the consummation by such Seller or each Acquired Company of the transactions contemplated hereby or thereby. All limited liability company or corporate actions taken by each Acquired Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Section 3.2 of the Disclosure Schedule sets forth each jurisdiction in which each Acquired Company is licensed or qualified to do business, and each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
Section 3.3    Execution; Validity of Agreement. This Agreement has been duly executed and delivered by such Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.
Section 3.4    Consents and Approvals; No Violations. Except for the filing of reports by Affiliates of such Seller under the Exchange Act and the Ontario Securities Act and in accordance with NASDAQ National Market and Toronto Stock Exchange rules and requirements, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of state securities or blue sky laws, and the HSR Act, none of the delivery or performance of this Agreement by such Seller or any Transaction Document to which it is a party or the consummation by the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation, certificate of formation, by-laws, operating agreement or other similar organizational document of such Seller or any Acquired Company, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Seller or any Acquired Company is a party or by which any of them or any of their respective properties or assets may be bound, (d) violate any statute, law, constitutional provision, code, regulation, ordinance, rule, ruling, judgment, decision, order, writ, injunction, decree, permit, concession, grant, franchise, license, agreement, directive, binding guideline or policy, or rule of common law, requirement of or other governmental restriction of or determination by any Government Entity or any interpretation of any of the foregoing by any Governmental Entity (“Law”) applicable to such Seller or any Acquired Company or any of their respective properties or assets, or (e) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets

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of any Acquired Company excluding from the foregoing clauses (b), (c), (d), and (e) such violations, breaches and defaults which would not, individually or in the aggregate, (A) have a material adverse effect on such Seller’s ability to consummate the Closing or perform its obligations under this Agreement, (B) be material to the Acquired Companies taken as a whole, or (C) impede in any material respect or delay the consummation of the Closing.
Section 3.5    Ownership and Possession of Units. Such Seller is the record and beneficial owner of the Units set forth across from such Seller on Section 3.5 of the Disclosure Schedule, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement, Encumbrances arising under the Securities Act or any applicable state securities laws and Encumbrances that shall be released or terminated concurrently with the Closing. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Units, free and clear of all Encumbrances, except for Encumbrances arising under the Securities Act or any applicable state securities laws.
Section 3.6    Capitalization. The issued and outstanding equity interests of the Company consists exclusively of the Units. All Units and equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable. All of the Units and equity interests of each Subsidiary were issued in compliance with applicable Laws. None of the Units or equity interests of any Subsidiary were issued in violation of any agreement, arrangement or commitment to which such Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person Other than as set forth in the Organizational Documents, there are no options, rights or agreements to which any of such Seller, the Company or any of their respective Subsidiaries is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any equity interest in the Company, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any equity interest in any Acquired Company, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any equity interest in any Acquired Company. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity securities of any Acquired Company. No Acquired Company has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than as set forth in the Organizational Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units or of any of the equity of the Acquired Companies. Section 3.6 of the Disclosure Schedule lists all authorized equity interests of each Subsidiary and the equity interests held by the Company of each Subsidiary. The Company has good and valid title to 100% of the equity interests of each Subsidiary, free and clear of any Encumbrance, except for Encumbrances arising under the Securities Act or any applicable state securities laws and Encumbrances that shall be released or terminated concurrently with the Closing.
Section 3.7    Subsidiaries. Section 3.7 of the Disclosure Schedule sets forth a complete list of each Subsidiary of the Company. Except as set forth on Section 3.7 of the Disclosure Schedule, the Company does not otherwise own, any shares in the capital of or any

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interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.
Section 3.8    Financial Statements; Internal Controls; Undisclosed Liabilities.
(a)    True and complete copies of the Financial Statements are included in the Disclosure Schedule. Except as set forth in Section 3.8(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby, subject to the absence of notes and, in the case of Financial Statements dated March 31, 2015, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Company, fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.
(b)    Each Acquired Company maintains and complies in all material respects with a system of accounting controls designed to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP.
(c)    No Acquired Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except for those which (i) are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (ii) have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iii) obligations to be performed under the contracts or agreements to which one or more of the Acquired Companies is a party that have disclosed in the Schedules (but not obligations or liabilities that result from, arise out of or are attributable to, any breach of such contract or agreement), (iv) are not required by GAAP to be disclosed on the face of a balance sheet, (v) are otherwise specifically disclosed in this Agreement, including the Disclosure Schedule, and (vi) are not, individually or in the aggregate, material to the Acquired Companies taken as a whole. The balance sheet of each Acquired Company as of March 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
Section 3.9    Absence of Certain Changes. Since the Balance Sheet Date, (a) no event, change or circumstance that would have a Company Material Adverse Effect has occurred and (b) except as set forth in Section 3.9 of the Disclosure Schedule:
(i)    (A) no Acquired Company has amended its certificate of incorporation or by-laws or similar organizational documents and (B) no Acquired Company has (1) issued, sold, transferred, pledged, disposed of or encumbered any equity interest, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any equity interest, (2) declared, set aside or paid any non-cash dividend or any other distribution payable in stock or property (other than cash and cash equivalents) with respect to any equity interest, (3) split, combined or reclassified any shares of any class or series of its equity securities or (4)

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redeemed, purchased or otherwise acquired directly or indirectly any units (or similar) of any class or series of its equity securities, or any instrument or security which consists of or includes a right to acquire such equity interest;
(ii)    no Acquired Company has made any change in the compensation payable or to become payable to any of its employees, independent contractors or consultants (other than normal recurring increases in the ordinary course of business or pursuant to plans, programs or agreements existing on the date hereof) and has not hired any new employees at an annual salary of $75,000 or more;
(iii)    no Acquired Company has adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of any Acquired Company;
(iv)    no Acquired Company has changed in any material respect any of the accounting methods used by it unless required by GAAP or other applicable law;
(v)    no Acquired Company has become legally committed to any new capital expenditure requiring expenditures after the Closing in excess of $100,000, except as consistent with the capital expenditure budget of such Acquired Company;
(vi)    except in the ordinary course of business, no Acquired Company has transferred, sold, leased, licensed, mortgaged or created an Encumbrance upon (other than Permitted Encumbrances) any of their respective assets or properties;
(vii)    no Acquired Company had made any loans or advances to any Person;
(viii)    no Acquired Company has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Company Intellectual Property other than in the ordinary course of business;
(ix)    no Acquired Company has caused the imposition of any Encumbrance (other than Permitted Encumbrances) upon any Acquired Company properties, equity securities or assets, tangible or intangible; and
(x)    no Acquired Company has entered into any agreement, contract, commitment or arrangement to do any of the foregoing.
Section 3.10    Property and Assets.
(a)    Each Acquired Company has ownership of, or a valid lease, license or right to use, all assets, properties and rights used by it. All such properties and assets are free and clear of Encumbrances other than (i) Encumbrances for Taxes not yet due and payable, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’ and similar Encumbrances

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arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use, (iv) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not impair current occupancy and (v) Encumbrances that shall be released or terminated concurrently with the Closing (clauses (i) through (v) being “Permitted Encumbrances”). All tangible assets leased by any Acquired Company are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements, except as would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole. Section 3.10(a) of the Disclosure Schedule sets forth a complete list of all Real Property leased by the Company. None of the Acquired Companies owns any Real Property. The Sellers have delivered or made available to Purchaser true, complete and correct copies of any leases affecting the Real Property. Except as set forth in Section 3.10(a) of the Disclosures Schedule, no Acquired Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
(b)    The Acquired Companies beneficially hold all assets, properties and rights (other than the assets, properties and rights used by the Sellers or one or more Subsidiaries of the Sellers (other than the Company) in the provision of those inter-company services to the Company listed in Section 3.10(b) of the Disclosure Schedule) used by the Sellers and its Subsidiaries in the conduct of the business of the Acquired Companies.
Section 3.11    Leases, Contracts and Commitments. (a) Section 3.11 of the Disclosure Schedule sets forth a complete list of every contract, agreement, loan, lease, license, guarantee or commitment to which each Acquired Company is a party and that (i) provides for future payments by each Acquired Company, or to each Acquired Company, of more than $100,000 per annum and which may not be canceled upon 60 days’ notice without any liability, penalty or premium; (ii) was entered into by any Acquired Company with an Affiliate, officer, director, employee or contractor of the Acquired Company or Seller (other than, in each case, an employment, contracting or independent contractor agreement); (iii) is a collective bargaining or similar agreement; (iv) materially restricts any Acquired Company from engaging in any business activity anywhere in the world; (v) provides any customer of any Acquired Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Acquired Company, including those containing “most favored nation” provisions; (vi) obligates any Acquired Company to any minimum purchase obligation; (vii) except for contracts relating to trade receivables, all contracts relating to indebtedness (including, without limitation, guarantees) of any Acquired Company; (viii) all written employment agreements and contracts with independent contractors or consultants (or similar arrangements) to which any Acquired Company is a party, which require payment by such Acquired Company of more than $50,000 per annum annum or which are not cancellable without material penalty or without more than 90 days’ notice; (ix) any contracts to which any Acquired Company is a party that provide for any joint venture, partnership or similar arrangement by such Acquired Company; (x) any contract or other instrument evidencing Indebtedness; (xi) any lease for Real

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Property; (xii) all licenses, sublicenses and other agreements whereby any Acquired Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any licenses that are used in or necessary for such Acquired Company’s current or planned business or operations (other than “off the shelf” software licenses purchased or licensed for less than a total cost of $100,000) and (xiii) all licenses, sublicenses and other agreements pursuant to which any Acquired Company grants rights or authority to any Person with respect to any Company Intellectual Property.
(b)    Each contract listed in Section 3.11 of the Disclosure Schedule (each a “Material Contract”) is a valid and binding obligation of an Acquired Company, enforceable in accordance with its terms, subject to bankruptcy, reorganization, receivership and other Laws affecting creditors’ rights generally. There is not and, to the Knowledge of the Sellers, there has not been claimed or alleged by any Person, with respect to any Material Contract, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of an Acquired Company or, to the Knowledge of the Sellers, on the part of any other party thereto. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except such event, circumstance, default or termination as would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole. Complete and correct copies of each Material Contract (including all modifications and amendments thereto) have been made available to Purchaser.
Section 3.12    Insurance. Section 3.12 of the Disclosure Schedule lists all insurance policies in effect that provide coverage with respect to the business or assets of any Acquired Company. All assets and risks of any Acquired Company are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the respective Acquired Company. Each such policy is in full force and effect, and to the Knowledge of the Acquired Company, such Acquired Company has not received notice of cancellation with respect thereto.
Section 3.13    Litigation. Except as set forth on Section 3.13 of the Disclosure Schedule, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 3.14    Environmental Matters. Each Acquired Company is currently and, since January 1, 2012, has been in material compliance with all applicable Environmental Laws. No Acquired Company has received any written notice with respect to the business of, or any property owned or leased by, such Acquired Company, from any Governmental Entity or third party alleging that the Acquired Company is not in material compliance with any Environmental Law. To the knowledge of the Sellers, here has been no “release” of a “hazardous substance”, as

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these terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., in excess of a reportable quantity on any Real Property. Notwithstanding anything in the other representations and warranties in this Article III to the contrary, none of the representations and warranties in this Article III other than those in this Section 3.14 shall relate to environmental matters.
Section 3.15    Compliance with Laws. Each Acquired Company is in possession of all material franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity that are necessary for it to carry on its business as it is now being conducted and no suspension or cancellation of any of the foregoing is pending or, to the Knowledge of the Sellers, threatened, all of which are valid and in full force and effect. All fees and charges with respect to such items have been paid in full. Each Acquired Company has complied since January 1, 2012, and is now complying, with all Laws applicable to it or its business, properties or assets, except where such failures would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole.
Section 3.16    Employee Benefit Plans. (a) Section 3.16 of the Disclosure Schedule contains a true and complete list of all Plans, identifying each Plan that is sponsored by an Acquired Company (each an “Acquired Company Plan”) and each Plan that is sponsored by an entity other than an Acquired Company (each an “Other Company Plan”). Each Acquired Company has heretofore made available to Purchaser a true and complete copy of each written Plan and any amendments thereto and each agreement creating or modifying any related trust or other funding vehicle.
(b)    No liability under Title IV or Section 302 of ERISA has been incurred by any Acquired Company or any ERISA Affiliate that has not been satisfied in full.
(c)    The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.
(d)    No Title IV Plan is a “multi-employer pension plan,” as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA.
(e)    Each Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole.
(f)    Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to such qualification and, to the Knowledge of the Sellers, no event or circumstance exists that has or is likely to materially adversely affect such qualification or exemption.
(g)    For each Acquired Company Plan, all individuals eligible for benefits thereunder are current or former employees (or beneficiaries or dependents thereof) of

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an Acquired Company. The transactions contemplated by this Agreement will not result in any such Acquired Company Plan becoming a multiple employer welfare arrangement (as described in Section 3(40) of ERISA).
(h)    Following the transaction contemplated by this Agreement, the Acquired Companies will have no liability (whether real or contingent) to any party as a result of having been an ERISA Affiliate of any other party at any time prior to the transaction.
Section 3.17    Tax Matters. (a) All Acquired Companies have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns and required information reporting forms required to be filed by them, and such Tax Returns and required information reporting forms are correct in all material respects. All Taxes due and owing by any Acquired Company (whether or not show on any Tax Return) have been paid in full. No Acquired Company has any liability for Taxes, except to the extent of amounts reserved for Tax liabilities in the Balance Sheet or accrued in the ordinary course of business since the date of the Balance Sheet.
(b)    Each Acquired Company has withheld and timely paid all Taxes required to have been withheld and paid (including, without limitation, those relating to any employee, independent contractor, creditor, customer or shareholder) and has complied with all requirements under any applicable Law with respect to such Tax withholdings, including information reporting and record maintenance requirements.
(c)    There are no Encumbrances for Taxes (other than for statutory Encumbrances for current Taxes not yet due and payable that have been fully reserved on the books of the Acquired Companies) upon any property or assets of any Acquired Company.
(d)    Except as set forth in Section 3.17 of the Disclosure Schedule:
(i)    none of the Acquired Companies has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;
(ii)    none of the Acquired Companies has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;
(iii)    no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any Acquired Company;
(iv)    there is no action, suit, Governmental Entity proceeding, examination or audit now in progress, pending or, to the Knowledge of the Sellers, threatened against or with respect to any Acquired Company;
(v)    no claim has been made or threatened in writing since January 1, 2008 by a Tax authority in any jurisdiction asserting that any Acquired

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Company is or may be subject to Taxes imposed by that jurisdiction but not paid by such Acquired Company, including sales and use Taxes required to be collected by such Acquired Company and remitted to that jurisdiction and income Taxes payable to that jurisdiction. Section 3.17 of the Disclosure Schedule lists each jurisdiction with which each Acquired Company has or has had a nexus for sales, use and income Tax purposes for Taxable periods beginning on or after January 1, 2008, and no Acquired Company is not required to file any Tax Returns or collect any Taxes in any other jurisdiction;
(vi)    no Acquired Company has a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to Taxes; no power of attorney granted by any Acquired Company with respect to any Taxes is currently in force; none of the Acquired Company has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes;
(vii)    none of Acquired Companies is a party to or bound by any Tax allocation sharing or similar agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; and
(viii)    Purchaser will not be required to deduct and withhold any amount pursuant to § 1445(a) of the Code upon the transfer of any cash or property pursuant to this Agreement.
(e)    None of Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any of the Acquired Company) under joint and/or several liability (including pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law)), as a transferee or successor, by contract, or otherwise (other than pursuant to customary provisions the primary purpose of which are not related to Taxes included in contracts entered into in the ordinary course of business such as leases, licenses, or credit agreements). All amounts payable with respect to (or by reference to) Taxes pursuant to any contract entered into by any Acquired Company in the ordinary course of business have been timely paid in accordance with the terms of such contracts and all unpaid amounts under such contracts have been properly accrued on the books and records of the Acquired Companies. None of the Acquired Companies is (nor has ever been) a party to any contract that could require it to share any Tax benefits.
(f)    None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions occurring at or prior to the Closing; (iv) installment sale or open transaction disposition made on

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or prior to the Closing Date; (v) any deferral election under Code § 108(i); (vi) prepaid amount received on or prior to the Closing Date; or (vii) as a result of Code § 263A (or any similar provision of state, local or non-U.S. applicable laws). None of the Acquired Companies currently uses the cash method of accounting for income Tax purposes.
(g)    None of the Acquired Companies has participated in any “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4 (or any corresponding or similar provision of state, local or foreign income Tax law).
(h)    None of the Acquired Companies is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or) as a result of any transaction contemplated by this Agreement.
(i)    The Company is, and always has been, taxable as a partnership for U.S. federal income tax purposes. Each Company Subsidiary (other than Accent Marketing Jamaica Limited) is, and always has been, taxable as an entity disregarded from its owner for U.S. federal income tax purposes.
(j)    Section 3.17 of the Disclosure Schedule sets forth all foreign jurisdictions in which each Acquired Company is subject to Tax, is engaged in business or has a permanent establishment.
(k)    None of the intangible assets of the Acquired Companies within the meaning of Code § 197 (including any goodwill and going concern value) was held by the Company or such Subsidiary or any related person (within the meaning of Code § 197(f)(9)(C)) to the Acquired Companies on or before August 10, 1993 or could constitute anti-churning property under Code § 197(f)(9)(A).
Section 3.18    Intellectual Property.
(a)    Each Acquired Company owns, or is licensed to use or otherwise possesses legally enforceable rights in, the Company Intellectual Property. Section 3.18(a) of the Disclosure Schedule sets forth the Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for such Acquired Company’s current or planned business or operations
(b)    The Company Intellectual Property as currently or formerly owned, licensed or used by any Acquired Company, and any Acquired Company’s conduct of its business as currently and formerly conducted have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Neither Seller nor any Acquired Company has received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental

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Order. To the Knowledge of the Sellers, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.
Section 3.19    Labor Matters. Except as set forth in Section 3.19 of the Disclosure Schedule:
(a)    there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Sellers, threatened against any Acquired Company;
(b)    no Acquired Company is a party to or bound by any collective bargaining agreement with any labor organization;
(c)    no labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of any Acquired Company;
(d)    there is no unfair labor practice charge or complaint against any Acquired Company pending or threatened before the National Labor Relations Board; and
(e)    since the enactment of the WARN Act, no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company.
Section 3.20    Indebtedness. Except as set forth on Section 3.20 of the Disclosure Schedule, no Acquired Company has outstanding Indebtedness other than (i) Indebtedness outstanding with the Sellers or their Affiliates (“Intercompany Indebtedness”) and (ii) trade or business obligations incurred in the ordinary course of business and as reflected in Closing Working Capital. All Intercompany Indebtedness will be paid in full or otherwise satisfied on or prior to the Closing Date.
Section 3.21    Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement except for Gruppo, Levey & Co., whose fees and expenses will be paid by the Sellers in accordance with the Sellers’ agreement with such firm.
Section 3.22    Customers and Suppliers.
(a)    Section 3.22(a) of the Disclosure Schedule sets forth (i) each customer who has paid aggregate consideration to any Acquired Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Except as set forth on Section 3.22(a) of the Disclosure Schedule, no Acquired Company has received any written or, to the Knowledge of the Sellers, oral notice that any of its Material Customers has ceased, or intends to cease after the Closing, to

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use its goods or services or to otherwise terminate or materially reduce its relationship with such Acquired Company.
(b)    Section 3.22(b) of the Disclosure Schedule sets forth (i) each supplier to whom any Acquired Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth on Section 3.22(b) of the Disclosure Schedule, no Acquired Company has received any written or, to the Knowledge of the Sellers, oral notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Acquired Company or to otherwise terminate or materially reduce its relationship with such Acquired Company.
Section 3.23    Investment Company Act. No Acquired Company is an “investment company,” or a company “controlled” by or an “affiliated company” with respect to an “investment company,” in each case within the meaning under the Investment Company Act of 1940, as amended.
Section 3.24    Data and Privacy. Section 3.24 of the Disclosure Schedule contains a true, correct and complete copy of each privacy policy that are currently in use each Acquired Company regarding the collection or use of information about any other Person.
Section 3.25    Certain Accounts. Section 3.25 of the Disclosure Schedule lists each bank account, cash account, brokerage account and other similar account in which each Acquired Company has any interest.
Section 3.26    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the respective Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of such Acquired Company not subject to claims of set-off or other defenses or counterclaims other than as accrued on the Balance Sheet or books and records of the Company.
Section 3.27    Absence of Certain Business Practices. Neither any Acquired Company nor any Person acting (or purportedly acting) for the benefit of any Acquired Company has, directly or indirectly, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder any Acquired Company’s business that (a) reasonably could subject any Acquired Company or any other Person to any Action, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected any Acquired Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect any Acquired Company, Purchaser or any Acquired Company’s business or subject any Acquired Company or any other Person to any Action or (d) was for the purpose of obtaining or retaining any business or any other business advantage. “Foreign Official” means

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any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.
For purposes of the representations and warranties of the Sellers contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Sellers calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the Sellers pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Purchaser acknowledges that, except for the representations and warranties contained in this Article III, neither the Sellers nor any other Person acting on behalf of either Seller, makes any representation or warranty, express or implied.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Sellers that:
Section 4.1    Organization. Purchaser (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required, in each case except for such failures that would not, individually or in the aggregate, either (i) have a material adverse effect on the ability of Purchaser to consummate the Closing or perform its obligations under this Agreement or (ii) impede in any material respect or delay the consummation of the Closing.
Section 4.2    Authorization; Validity of Agreement. Purchaser has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement, the other Transaction Documents to which it is a party and to consummate the Closing. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by Purchaser of the Closing have been duly authorized by the board of directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Closing. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization,

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execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
Section 4.3    Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, Exchange Act, New York Stock Exchange rules, state securities or blue sky laws, the HSR Act and applicable non-U.S. laws with respect to foreign investment and competition, none of the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the Closing will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational document of Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate any Law applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, either (i) have a material adverse effect on Purchaser’s ability to consummate the Closing or perform its obligations under this Agreement or (ii) impede in any material respect or delay the consummation of the Closing.
Section 4.4    Acquisition of Units for Investment; Ability to Evaluate and Bear Risk. Purchaser is acquiring the Units for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Units. Purchaser agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and qualification under any applicable state securities laws, except pursuant to an exemption from such registration under such Act and qualification under such laws. Purchaser is able to bear the economic risk of holding the Units for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in Units.
Section 4.5    Availability of Funds. Purchaser will at the Closing have sufficient immediately available U.S. Dollar funds in cash, to pay the Purchase Price and to pay all other amounts payable in connection with this Agreement and effect the Closing.
Section 4.6    Litigation. Each of Purchaser and its Subsidiaries (a) is not subject to any outstanding injunctions, judgments, orders or decrees and (b) is not a party or, to the knowledge of Purchaser, threatened to be made a party, to any actions, suits, proceedings, hearings or investigations of, in, or before any Governmental Entity, in the case of clauses (a) and (b), that are related to this Agreement or the transactions contemplated hereby or that would, individually or in the aggregate, either (i) have a material adverse effect on the ability of

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Purchaser to consummate the Closing or perform its obligations under this Agreement or (ii) impede in any material respect or delay the consummation of the Closing.
Section 4.7    Investigation by Purchaser; Seller’s Liability. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of each Acquired Company, which investigation, review and analysis was done by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser’s representatives. Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of each Acquired Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, any Acquired Company or any other Person has made any representation or warranty as to Seller, any Acquired Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).
Section 4.8    Brokers or Finders. Neither Purchaser nor any of its Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
Seller acknowledges that, except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person acting on behalf of Purchaser, makes any representation or warranty, express or implied.
ARTICLE V
COVENANTS
Section 5.1    Interim Operations of the Acquired Companies. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Acquired Companies to, (a) conduct the business of the Acquired Companies in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company not to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld), take or permit any action that would cause any of the changes, events or conditions described in Section 3.9(b) to occur.
Section 5.2    Access. The Sellers shall cause each Acquired Company prior to the Closing to (a) give Purchaser and its authorized representatives, upon reasonable advance

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notice and during regular business hours, reasonable access to all books, records, personnel, officers, and other facilities and properties of such Acquired Company, (b) permit Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Purchaser may reasonably request, (c) cause the officers of such Acquired Company to furnish Purchaser with such unaudited financial and operating data and other information with respect to the business and properties of such Acquired Company as is regularly prepared in the ordinary course that Purchaser may from time to time reasonably request, and (d) permit Purchaser to communicate with the Company’s major customers regarding transitional matters and will make commercially reasonable efforts to keep Sellers apprised of any such communications; provided, however, that any such access shall be conducted at Purchaser’s expense, at a reasonable time, and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and the information so obtained, and not to interfere with the operations of the business of the Sellers or any Acquired Company.
Section 5.3    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 5.4    Confidentiality.
(a)    The Confidentiality Agreement shall be binding on the parties hereto and in full force and effect until the Closing, at which time it shall terminate only with respect to information relating solely to the Acquired Companies. The information contained herein, in the Disclosure Schedule or delivered to Purchaser or its authorized representatives pursuant hereto and the terms and existence of this Agreement and the status of the transactions contemplated hereby shall be deemed to be Confidential Information (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing.
(b)    From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning any Acquired Company, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Subject to Section 5.18, nothing in this Section 5.4(b) shall prohibit Seller’s internal use of residual know-how related to the Acquired Companies.

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(c)    Seller acknowledges that a breach or threatened breach of Section 5.4(b) would give rise to irreparable harm to Purchaser, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent.
Section 5.5    Tax Matters.
(a)    Tax Covenants.
(i)    Without the prior written consent of Purchaser, Sellers (and, prior to the Closing, the Acquired Companies and their Affiliates) shall not, to the extent it may affect, or relate to, any Acquired Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or any Acquired Company in respect of any Post-Closing Tax Period. Sellers agree that Purchaser is to have no liability for any Tax resulting from any action of Sellers, the Acquired Companies or their Affiliates, and agree to indemnify and hold harmless Purchaser (and, after the Closing Date, the Acquired Companies) against any such Tax or reduction of any Tax asset.
(ii)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Purchaser and Sellers when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).
(iii)    Sellers shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Acquired Companies after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and without a change of any election or any accounting method and shall be submitted by Sellers to Purchaser at least 10 days prior to the due date (including extensions) of such Tax Return. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Sellers to Purchaser (together with schedules, statements and, to the extent requested by Purchaser, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Purchaser objects to any item on any such Tax Return, it shall, within 20 days after delivery of such Tax Return, notify Sellers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Sellers and Purchaser shall negotiate in good faith

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and use their reasonable best efforts to resolve such items. If Sellers and Purchaser are unable to reach such agreement within ten days after receipt by Sellers of such notice, the disputed items shall be resolved by the Accounting Arbitrator. The Accounting Arbitrator shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Arbitrator is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Sellers and then amended to reflect the Accounting Arbitrator's resolution. The costs, fees and expenses of the Accounting Arbitrator shall be borne equally by Sellers and Purchaser. The preparation and filing of any Tax Return of the Acquired Companies that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Purchaser. None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit any Acquired Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Acquired Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Sellers, which consent shall not unreasonably be conditioned or withheld.
(b)    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Acquired Company shall be terminated as of the Closing Date. After such date neither any Acquired Company, Sellers nor any of Affiliate of Sellers shall have any further rights or liabilities thereunder.
(c)    Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall indemnify the Acquired Companies and Purchaser and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.17; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 5.5; (c) all Taxes of the Acquired Companies or relating to the business of Acquired Companies for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of such Acquired Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on any Acquired Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Sellers shall reimburse Purchaser for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 5.5(c) within ten Business Days after payment of such Taxes by Purchaser or any Acquired Company.
(d)    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

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(i)    in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(ii)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(e)    Contests. Purchaser agrees to give written notice to Sellers of the receipt of any written notice by any Acquired Company or Purchaser which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Purchaser pursuant to this Section 5.5 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder. Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.
(f)    Cooperation and Exchange of Information. Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 5.5 or in connection with any audit or other proceeding in respect of Taxes of any Acquired Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Acquired Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Acquired Company for any taxable period beginning before the Closing Date, Sellers or Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.
(g)    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Section 5.5 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.
(h)    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.17 and this Section 5.5 shall survive for the full period of all

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applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.
(i)    Overlap. To the extent that any obligation or responsibility pursuant to Article VI may overlap with an obligation or responsibility pursuant to this Section 5.5, the provisions of this Section 5.5 shall govern.
(j)    Intercompany Balances. Immediately prior to Closing, Sellers will distribute the balance of any intercompany receivables or payables so that Accent Jamaica Limited does not have any intercompany balances due to or due from Sellers. Sellers will be responsible for all federal, state or foreign income tax or withholding taxes due to the resolution of the outstanding and historical intercompany balances between Accent Jamaica Limited and Sellers or any Acquired Company. Sellers will provide the Purchaser any information that is required to report the resolution of the outstanding and historical intercompany balances on income tax or information returns that are the responsibility of the Purchaser.
Section 5.6    Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and the Sellers. Each of Purchaser and the Sellers shall, and shall cause each of its Affiliates to, not issue or cause the publication of any press release or disclosure with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by any listing agreement with a national securities exchange or trading market. This Section 5.6 shall not limit the applicability of the Confidentiality Agreement.
Section 5.7    Employees; Employee Benefits.
(b)    Any and all severance costs for all employees of each Acquired Company, including payments owing under any agreements, plans or arrangements, and other similar obligations are listed in Schedule 5.7(a). If any Retained Employee is discharged by any Acquired Company as of or after the Closing, then Purchaser shall be responsible for, and shall pay, any and all severance costs for such Retained Employee in accordance with the executed agreements set forth in Schedule 5.7(a) and, for a period of 90 days following the Closing, the Company policies set forth in Schedule 5.7(a). Purchaser shall be responsible and assume all liability for all notices or payments due to any Retained Employees, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by any Acquired Company after the Closing, including the WARN Act and Section 4980B of the Code and any rules or regulations as have been issued in connection with the foregoing.
(c)    From and after the Closing, Purchaser shall be responsible for, and shall indemnify and hold harmless the Sellers, their respective Affiliates and each of their respective officers, directors, employees and agents and the fiduciaries (including plan administrators) of the Plans from and against, any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation,

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severance, holiday, vacation, or retirement benefits earned but unpaid as of the Closing and post-Closing bonuses due to any Covered Employee, (ii) the liabilities assumed by Purchaser under this Section 5.7 or any failure by Purchaser to comply with the provisions of this Section 5.7, (iii) and (iii) any claims of, or damages or penalties sought by, any Covered Employees, or any Governmental Entity on behalf of or concerning any Covered Employees, with respect to any act or failure to act by Purchaser to the extent arising from the employment, discharge, layoff or termination of any Covered Employee.
(d)    Without limiting Section 10.5, (1) no Plan or other employee benefit is or will be deemed to be amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of any Acquired Company, is a third party beneficiary of any term of this Section 5.7.
Section 5.8    Director and Officer Indemnification. Following the Closing, Purchaser shall cause each Acquired Company not to make any changes to its certificate of incorporation, operating agreement or other similar governing document that would adversely affect the rights of persons who are currently or were officers or managers of such Acquired Company to claim indemnification from such entity under the terms of such operating agreement in effect on the date hereof for acts taken prior to the Closing.
Section 5.9    Transition Services. Except as set forth in the Transition Services Agreement, all data processing, cash management, accounting, insurance, banking, personnel, legal, communications and other products and services provided to any Acquired Company by the Sellers or any Affiliate of the Sellers (other than any Acquired Company and its Subsidiaries), including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by the Sellers to the Acquired Companies from and after the Closing shall be for the convenience, and at the expense, of Purchaser only and shall be furnished without any liability on the part of the Sellers with respect thereto.
Section 5.10    Intercompany Arrangements. Notwithstanding anything herein to the contrary, the Sellers and their respective Affiliates shall be permitted to manage all Intercompany Accounts between any Acquired Company, on the one hand, and each of the Sellers and their respective Affiliates (excluding any Acquired Company), on the other hand, in the sole discretion of such Seller, provided that each Seller arrange, in a manner in its sole discretion, for all such accounts to be entirely settled effective as of the Closing. In addition, except as otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between an Acquired Company, on the one hand, and each of the Sellers and its Affiliates (excluding any Acquired Company), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto, except to the extent they relate to arms-length commercial matters (and not the type of matters described in Section 3.10(b) of the Disclosure Schedule) between the Subsidiaries of each of the Sellers

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(other than any Acquired Company), on the one hand, and any Acquired Company, on the other hand.
Section 5.11    Knowledge of Breach. If prior to the Closing, Purchaser shall have actual knowledge of any breach of a representation, warranty or covenant of any of the Sellers, Purchaser shall promptly notify the Sellers of its knowledge, in reasonable detail.
Section 5.12    Maintenance of Books and Records. After the Closing, each of the parties hereto shall preserve, until at least the eighth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to any Acquired Company. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law and all such information shall be treated as confidential in accordance with this Agreement. Such records may be sought under this Section 5.12 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.
Section 5.13    Sellers’ Trademarks. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that (a) Purchaser is not purchasing, acquiring or otherwise obtaining, and no Acquired Company will be entitled to retain following the Closing Date, any right, title or interest in any Trademarks employing any of the Sellers’ names or any part or variation of such names or anything confusingly similar thereto and (b) no Acquired Company, Purchaser or its Affiliates shall make any use of any of the Sellers’ Trademarks from and after the Closing. Notwithstanding the foregoing, Purchaser and the Acquired Companies shall have a limited, non-exclusive, non-transferrable, non-sublicenseable and global license to use the Trademarks of Seller and its Affiliates that are included in any assets or properties of any Acquired Company (e.g., websites, marketing collateral and similar) for a period of 60 days following the Closing. Purchaser will comply with all of Seller’s reasonable requirements with respect to such Trademarks.

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Section 5.14    Insurance Policies. (i) Except as provided in Section 5.14(c), Purchaser shall not, and shall cause Purchaser’s Affiliates (including the Acquired Companies after the Closing) not to, assert, by way of claim, action, litigation or otherwise, any right to any Insurance Policy or any benefit under any such Insurance Policy. The Sellers and their respective Affiliates (other than any Acquired Company) shall retain all right, title and interest in and to the Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.
(j)    Except as provided in Section 5.14(c), at the Closing, Purchaser shall release, and shall cause its Affiliates, including the Acquired Companies, to release, all rights to all Insurance Policies or similar insurance which covered any Acquired Company prior to the Closing Date. Except as provided in Section 5.14(c), all Insurance Policies issued prior to the Closing Date in the name of or to any Acquired Company shall remain with the Sellers or their respective Affiliates.
(k)    Notwithstanding anything herein to the contrary, all proceeds paid out under Insurance Policies after the Closing shall be for the benefit of the respective Acquired Company to the extent such proceeds are in respect of personal injury or property damage matters (including workers’ compensation matters) of the business and operations of such Acquired Company; provided, however, that such proceeds shall be for the benefit of the Sellers and their respective Affiliates (other than any Acquired Company) to the extent such proceeds relate to (i) expenditures that have been made prior to Closing or (ii) business interruption matters.
(l)    As of the Closing, Purchaser shall provide each Acquired Company with valid and effective insurance policies in such types and amounts as are consistent with the Insurance Policies listed on the Disclosure Schedule.
Section 5.15    Bank Accounts. The Sellers shall provide Purchaser with a complete list of each of the bank accounts of each Acquired Company and the authorized signatories for each such account as soon as practicable before the Closing Date. The parties shall cooperate in connection with the replacement or supplementation of such signatories effective as of the Closing.
Section 5.16    Director Resignations. The Sellers shall deliver to Purchaser the resignations of all members of the board of directors of each Acquired Company from their positions as directors immediately before the Closing.
Section 5.17    Further Assurances. (a)From and after the date hereof, each of the Sellers and Purchaser shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and other representatives such information and assistance relating to the Company (to the extent within the control of such other party) as is reasonably necessary for financial reporting and accounting matters of the other party, including the furnishing of such documentation and information relating to any Acquired Company as may be reasonably requested in connection with the preparation of reports, accounts and other documents and materials to be filed with or submitted to the SEC or any stock exchange or in connection with

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any proposed capital markets offering that would be exempt from the registration requirements of the Securities Act.
(f)    At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.
Section 5.18    Non-competition; Non-solicitation.
(a)    For a period of 2 years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Acquired Company and customers or suppliers of such Acquired Company. Notwithstanding the foregoing, (x) Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person and (y) current Affiliates of Seller may perform Restricted Services in furtherance of their respective marketing services and/or strategic communications businesses and any natural extensions thereof, in existence as of the Closing Date.
(b)    From the date hereof through the Restricted Period (or, if the Closing does not occur, through the date of termination of this Agreement), Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, hire or solicit any employee of any Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.18(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by such Acquired Company or Purchaser, (ii) any employee who has contacted Seller or any of its Affiliates without any direction or the Seller or any of its Affiliates, co (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)    Seller acknowledges that a breach or threatened breach of this Section 5.18 may give rise to irreparable harm to Purchaser, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

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(d)    Seller acknowledges that the restrictions contained in this Section 5.18 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.18 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.18 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 5.19    Audited Financials. Sellers and MDC Partners will use reasonable best efforts , and will instruct their auditors to, at the sole cost and expense of Purchaser, cooperate with Purchaser to prepare audited financial statements with respect to the Acquired Companies for the last three (3) years that comply with Item 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.
Section 5.20    No Solicitation of Other Bids.
(a)    Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.
(b)    In addition to the other obligations under this Section 5.19, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and

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conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    Seller agrees that the rights and remedies for noncompliance with this Section 5.19 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

ARTICLE VI
INDEMNIFICATION
Section 6.1    Indemnification; Remedies. (a) From and after the Closing, the Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser from and against all Losses incurred by Purchaser, its Affiliates and the respective officers and directors of Purchaser and its Affiliates (“Purchaser Indemnified Persons”) that arise out of (i) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement.
(a)    Seller’s indemnification obligation under Section 6.1(a) shall be subject to each of the following limitations:
(i)    With respect to indemnification for Losses arising out of or relating to any breaches of any representation or warranty by the Sellers in this Agreement (other than Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.14, 3.17 or 3.21 (such representations, the “Fundamental Representations”)), such obligation to indemnify shall terminate on the 18-month anniversary of the Closing Date, unless before such date Purchaser has provided the Sellers with an applicable Claim Notice. For the avoidance of doubt, the Fundamental Representations shall survive indefinitely. Furthermore, Sellers obligation to indemnify with respect to breaches of Section 3.16 shall terminate on the 24-month anniversary of the Closing Date, unless before such date Purchaser has provided the Sellers with an applicable Claim Notice;
(ii)    Except with respect to any breach of the Fundamental Representations, there shall be no obligation to indemnify under Section 6.1(a)(i) unless the aggregate of all Losses for which Seller, but for this clause (ii), would be liable under Section 6.1(a) exceeds on a cumulative basis an amount equal to $80,000 (the “Indemnity Threshold”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar;
(iii)    Except with respect to the Fundamental Representations, there shall be no obligation to indemnify under Section 6.1(a)(i) for any item where the

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Losses relating thereto are less than $15,000 (it being understood that such items shall not be aggregated for purposes of the immediately preceding clause (ii));
(iv)    Except with respect to the Fundamental Representations, there shall be no obligation to indemnify under Section 6.1(a)(i) for any amount, in the aggregate, in excess of an amount equal to 15% of the Purchase Price. Subject to the foregoing, and except for fraud, the Sellers’ indemnity obligations for Losses under Section 6.1(a) shall in no event exceed, in the aggregate, the Purchase Price; and
(v)    There shall be no obligation to indemnify under Section 6.1(a) to the extent that any claim for indemnification relates to an amount of any reserve or accrual reflected or included in final Closing Working Capital.
(vi)    Any amounts otherwise required to be paid by an Indemnifying Party under this Article VI shall be net of any insurance proceeds (which proceeds shall be reduced by any costs, expenses or actual or anticipated increases in premiums incurred in connection therewith) received by the Purchaser Indemnified Person.
(b)    From and after the Closing, Purchaser shall indemnify, defend and hold harmless the Sellers from and against all Losses incurred by Seller, its Subsidiaries and the respective directors and officers of the Sellers and its Subsidiaries that arise out of (i) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement. The Purchaser’s indemnity obligations for Losses under Section 6.1(c) shall in no event exceed, in the aggregate, the Purchase Price.
Section 6.2    Notice of Claim; Defense. (a) If (i) any third-party institutes or asserts any claim, demand, investigation, audit in respect of Tax liability, action or proceeding (each of the foregoing, a “Proceeding”) that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article VI (a “Third-party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and the amount of all related Liabilities (a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.
(a)    In the event of a Third-party Claim, the Indemnifying Party may elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Proceeding and shall pay the fees, charges and disbursements of such counsel. The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding, provided that

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(i) the Indemnifying Party may elect to control the defense of the Indemnified Parties in connection with such Proceeding and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Proceeding. If the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnified Parties’ prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement provide for no relief other than the payment of monetary damages and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-party Claim. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Proceeding and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Proceeding and assume control of the defense in connection with such Proceeding, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend such Third-party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, is not otherwise permitted to assume the defense of such Third-party Claim or fails to diligently prosecute the defense of such Third-party Claim, the Indemnified Party may pay, compromise, defend such Third-party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-party Claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld).
(b)    From and after the delivery of a Claim Notice, Sellers and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-party Claim, including making available (subject to the provisions of Section 5.4) records relating to such Third-party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-party Claim.
Section 6.3    Tax Effect of Indemnification Payments. All indemnity payments made pursuant to this Article VI shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Units.
Section 6.4    No Duplication; Exclusive Remedy. (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

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(a)    From and after the Closing, the exclusive remedy of each party in connection with this Agreement and the transactions contemplated hereby (whether under this contract or arising under common law or any other Law) shall be as provided in this Article VI and Section 5.5, except as otherwise specified in Section 2.2, Section 5.4, Section 5.18 and Section 5.19, and except for claims arising from fraud. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and Section 5.5. Nothing in this Section 6.4 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent conduct.
Section 6.5    Limitation on Set-off. Neither Purchaser nor the Sellers shall have any right to set-off any unresolved indemnification claim pursuant to this Article VI against any payment due pursuant to Article I or II.
Section 6.6    Mitigation. Purchaser and the Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party, an insurer under this Article VI, including by making commercially reasonable efforts to mitigate such claim or liability.
Section 6.7    Exclusion of Certain Damages. Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled to recover for any indirect, incidental, special, exemplary, opportunity cost, consequential or punitive damages or damages for, measured by or based on lost profits, loss of revenue or income, diminution in value, multiple of earnings, profits or cash flows, or other similar measures or for any loss of business reputation relating to the breach of this Agreement, except in each case to the extent such damages are actually owed to a third party and/or in the case of fraud.
ARTICLE VII
CONDITIONS
Section 7.1    Conditions to Each Party’s Obligation to Effect the Closing. The obligation of each party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a)    Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
Section 7.2    Conditions to Obligations of Purchaser to Effect the Closing.

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(a)    The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(viii)    The Sellers shall have complied in all material respects with the covenant set forth in Section 5.1.
(ix)    Purchaser shall have received the deliverables specified in Section 2.1(b).
(x)    The Sellers shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement or any other Transaction Documents to which it is a party to be performed or complied with by the Sellers prior to or at the Closing; provided that in the event of any such failure of performance or noncompliance, Purchaser shall deliver to the Sellers written notice of such failure of performance or noncompliance, and the Sellers shall have the right to cure such breach within five (5) days of written notice thereof or prior to the Closing Date (for the avoidance of doubt, including Section 5.1).
Section 7.3    Conditions to Obligations of the Sellers to Effect the Closing. The obligations of the Sellers to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(b)    Purchaser shall have performed and complied with, in all material respects, all material agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing; provided that in the event of any such failure of performance or noncompliance, the Sellers shall deliver to Purchaser written notice of such failure of performance or noncompliance, and Purchaser shall have the right to cure such breach within five (5) days of written notice thereof or prior to the Closing Date.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. The transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date:
(b)    By the mutual written consent of Purchaser and the Sellers;
(c)    By Purchaser if, prior to the Closing Date, the Sellers shall have materially breached the covenant set forth in Section 5.1, Purchaser shall have delivered written notice of any material breach of the covenant set forth in Section 5.1, and such breach shall not have been cured within five (5) days of written notice thereof or prior to the Closing Date; or
(d)    By Sellers or Purchaser on prior written notice to the other parties if any Governmental Entity shall have issued an order, decree or ruling or taken any other action

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which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Units and such order, decree, ruling or other action shall have become final and non-appealable.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, (a) this Agreement shall become null and void and of no further force or effect except for Section 5.4(a), Section 5.6, this Article VIII and Article X, (b) such termination shall relieve each party from all violations of this Agreement that occurred prior to such termination other than willful breaches of any provisions hereof and (c) the Sellers and Purchaser shall thereafter provide notice of such termination to the Escrow Agent, whereupon the Escrow Agent shall release and pay the Contract Deposit to Purchaser pursuant to the Escrow Agreement.
ARTICLE IX
DEFINITIONS AND INTERPRETATION
Section 9.1    Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
“Accounting Arbitrator” has the meaning set forth in Section 2.2.
“Acquired Company” shall have the meaning set forth in the preamble.
“Acquired Company Plan” shall have the meaning set forth in Section 3.16(a).
“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity
“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
“Balance Sheet” shall mean the meaning set forth in Section 3.8(c).
“Balance Sheet Date” shall mean the meaning set forth in Section 3.8(c).
“Base Purchase Price” shall have the meaning set forth in Section 1.2.
“Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the laws of such state.
“Claim Notice” shall have the meaning set forth in Section 6.2(a).
“Closing” shall mean the closing referred to in Section 2.1.
“Closing Date” shall have the meaning set forth in Section 2.1.

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“Closing Statement” shall have the meaning set forth in Section 2.2.
“Closing Working Capital” shall mean the excess of (i) current assets of the Acquired Companies on a consolidated basis (including cash, cash equivalents and accounts receivable, and excluding non-trade intercompany receivables) over (ii) current liabilities of the Acquired Companies on a consolidated basis (excluding non-trade intercompany payables), in each case as of the Closing Date, determined in accordance with Schedule 2.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble.
“Company Subsidiary” shall have the meaning set forth in the preamble.
“Company Intellectual Property” shall mean all Intellectual Property that is used in the business of any Acquired Company.
“Company Material Adverse Effect” shall mean, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Acquired Companies (taken as a whole), or the ability of Seller to consummate the transactions contemplated hereby on a timely basis, but will not include any adverse change, event or effect arising from or related to (a) any changes or developments in GAAP or other applicable accounting regulations or principle or Laws (including Laws relating to wrongful discharge, employment discrimination, harassment, minimum wage, workplace health and safety or related matters), (b) any changes or developments in interest rates or general economic conditions (whether in the United States and/or internationally), (c) any change generally applicable to the industries in which any Acquired Company operates, (d) any national or international political or social conditions, (e) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the definitive agreement, (f) the announcement of, entry into, pendency of, actions required or contemplated or performance of obligations under this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries, (g) any action taken by the Sellers or any Acquired Company at the request or with the consent of Purchaser, or pursuant to this Agreement or the other agreements contemplated hereby (other than pursuant to Section 3.4 or Section 4.3), (h) any national or international political or social event or occurrence or material worsening or escalation thereof (including, without limitation, acts of war or terrorism), or (i) the announcement of this Agreement or the transactions contemplated hereby.
“Confidentiality Agreement” shall mean that certain Confidentiality and Non-Circumvention Agreement, dated as of December 5, 2014, by and between Gruppo, Levey & Co. and Purchaser.

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“Contract Deposit” has the meaning set forth in Section 1.2(b)(i).
“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and all registrations and applications to register the same.
“Direct Claim” shall have the meaning set forth in Section 6.2(a).
“Disclosure Schedule” shall mean the disclosure schedule of even date herewith delivered by the Sellers to Purchaser simultaneously with the execution hereof.
“Encumbrances” shall mean any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, restriction on use, or voting or transfer restriction.
“Environmental Law” shall mean all U.S. and foreign Laws governing pollution or the protection of the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.
“Escrow Agreement” shall have the meaning set forth in Section 1.2(b)(i).
“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.2.
“Estimated Purchase Price” shall have the meaning set forth in Section 1.2.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Financial Statements” shall mean the unaudited balance sheets of the Company, on a consolidated basis, at December 31, 2014 and at March 31, 2015 together with statements of income, on a consolidated basis, for the year ended December 31, 2014 and the three months ended March 31, 2015.
“Fundamental Representations” shall have the meaning set forth in Section 6.1(a)(i).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

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“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Guarantor” shall have the meaning set forth in Section 10.14.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” shall mean, without double counting, (a) the indebtedness of any Acquired Company for borrowed money owed to third parties or that will otherwise survive the Closing (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness), (b) the obligations of any Acquired Company under its capitalized leases, (c) obligations evidenced by a note, bond, debenture or similar instrument, (d) surety bond, (e) swap or hedging contract; (f) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (h) interest, fee or other expense regarding any of the foregoing.
“Indemnified Party” shall have the meaning set forth in Section 6.2(a).
“Indemnifying Party” shall have the meaning set forth in Section 6.2(a).
“Indemnity Threshold” shall have the meaning set forth in Section 6.1(b)(ii).
“Insurance Policy” shall mean any insurance policy maintained by the Sellers or any of their Affiliates (other than any Acquired Company).
“Intellectual Property” shall mean all of the following: (a) Trademarks, (b) Patents, (c) Copyrights, (d) Trade Secrets, (e) Licenses, (f) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications, (g) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable, and (h) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity.
“Intercompany Accounts” shall mean all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account (other than trade payables and receivables) between the Sellers and their respective Subsidiaries (other than any Acquired Company) on the one hand, and any Acquired Company, on the other hand.
“Intercompany Indebtedness” shall have the meaning set forth in Section 3.20.

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“Interim Period” shall have the meaning set forth in Section 5.5(a)(ii).
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge of the Sellers” or any other similar knowledge qualification shall mean the actual (and not constructive or imputed) knowledge of any of John Hoholik, Timothy Hardin, Kelly Hilton, Mark Richter, David Norton, David Ross, Don Norsworthy or Joe Yanez.
“Law” shall have the meaning set forth in Section 3.4.
“Licenses” shall mean all licenses and agreements pursuant to which any Acquired Company has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which any Acquired Company has licensed or transferred the right to use any of the foregoing.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Material Contract” shall have the meaning set forth in Section 3.11(b).
“Material Customers” shall have the meaning set forth in Section 3.22(a).
“Material Suppliers” shall have the meaning set forth in Section 3.22(b).
“MDC Partners” shall have the meaning set forth in the preamble.
“Obligations” shall have the meaning set forth in Section 10.14.
“Organizational Documents” shall have the meaning set forth in Section 3.1.
“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.
“Permitted Encumbrances” shall have the meaning set forth in Section 3.10.

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“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Plan” shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Acquired Company or by any ERISA Affiliate, or to which any Acquired Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of any Acquired Company.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Proceeding” shall have the meaning set forth in Section 6.2(a).
“Pro Rata Portion” shall mean, with respect to MDC Corporate, 6.3%, and, with respect to MDC Acquisition, 93.7%.
“Purchase Price” shall have the meaning set forth in Section 1.2.
“Purchaser” shall have the meaning set forth in the preamble.
“Purchaser Indemnified Persons” shall have meaning set forth in Section 6.1(a).
“Real Property” shall mean all material real property that is owned or used by any Acquired Company.
“Restricted Business” shall mean a business that primarily provides or develops inbound and outbound phone services, chat services and email services (“Restricted Services”)

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for the purpose of providing customer care and/or technical support that are substantially similar to the services provided by the Acquired Companies as of the Closing Date.
“Retained Employee” shall mean each person who was an active or inactive employee (including but not limited to any such employee who is on any leave of absence, whether paid or unpaid, including, but not limited to, “short-term disability leave”, “long-term disability leave” or “workers’ compensation leave” as such term is defined in a Plan) of any Acquired Company immediately prior to the Closing Date.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“SEC” shall mean the United States Securities and Exchange Commission.
“Seller” and “Sellers” shall have their respective meanings set forth in the preamble.
“Straddle Period” shall mean a taxable year or period beginning on or before, and ending on or after, the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).
“Taxes” shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.
“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any Acquired Company. Tax Return includes any schedule or attachment thereto, and including any amendment thereof.

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“Territory” shall mean anywhere in the world.
“Third-party Claim” shall have the meaning set forth in Section 6.2(a).
“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
“Trademarks” trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing.
“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business information.
“Transaction Documents” means this Agreement, the Escrow Agreement and the Transition Services Agreement.
“Transition Services Agreement” means that certain Transition Services Agreement by and among Purchaser and the Sellers, dated as of the Closing Date, in the form attached hereto as Exhibit A.
“Units” shall have the meaning set forth in the preamble.
“U.S.” shall mean the United States of America.
“U.S. Dollar” or “$” means the lawful currency of the United States of America.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.
Section 9.2    Interpretation. (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)    Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
(c)    The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
(d)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender

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shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)    A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
(f)    A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(g)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(h)    All payments and adjustments under this Agreement shall be made in U.S. Dollars.
ARTICLE X
MISCELLANEOUS
Section 10.1    Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Closing shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.
Section 10.2    Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
Section 10.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, sent by PDF file (portable document file) or electronic mail or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Purchaser, to:
StarTek, Inc.
8200 E. Maplewood Avenue, Suite 100
Greenwood Village, Colorado 80111
Attention: Doug Tackett, SVP, General Counsel
Telephone: +1 (303) 262-4564
Email: doug.tackett@startek.com

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and
if to the Sellers, to:
c/o Mitchell Gendel, General Counsel
MDC Partners Inc.
745 Fifth Avenue, 19th Floor
New York, N.Y. 10151
Telephone: 646-429-1803
Email: mgendel@mdc-partners.com
Section 10.4    Counterparts. This Agreement may be executed in two or more counterparts (including by means of PDF or electronic mail), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 10.5    Entire Agreement; No Third Party Beneficiaries. This Agreement, the Transaction Documents and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto and, solely with respect to Section 5.8, the persons who are currently or were officers or directors of the Company, any rights or remedies hereunder.
Section 10.6    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
Section 10.7    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

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Section 10.8    Jurisdiction. To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding (whether based in contract or tort) by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence shall not limit the jurisdiction of the Accounting Arbitrator as set forth in Section 2.2, although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction of the Accounting Arbitrator.
Section 10.9    Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 10.10    Extension; Waiver. At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 10.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Any transfer of any rights, interests or obligations hereunder in violation of this Section shall be null and void. Notwithstanding the foregoing, without the prior written consent of the any other Person, Purchaser, may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement to one or more of its Affiliates; (b) its rights under this Agreement for collateral security purposes to any lender providing financing to Purchase or any of its Affiliates and any such lender may exercise all of the rights and remedies of the Purchaser hereunder; and (c) its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Purchaser or any of its divisions or any material portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided that any such assignment does not relieve the Purchaser of its obligations hereunder.

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Section 10.12    Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 10.13    Non-Recourse. Except as otherwise set forth herein, this Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. With respect to each named party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor, lender or representative of such named party shall have any liability (whether in contract, tort, equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 10.14    Guaranty. MDC Partners (“Guarantor”), an Affiliate of the Sellers and the Acquired Companies (prior to the Closing), to induce the Purchaser to enter into the Agreement (as may be hereafter amended, modified, supplemented or waived from time to time in accordance with the terms hereof), hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment when due of any and all of Sellers’ and of any and all Acquired Companies’ payment and indemnification obligations under the Agreement and any agreements or documents executed in connection herewith (collectively, the “Obligations”). Guarantor acknowledges and agrees that the Purchaser refuses to enter into the Agreement or to consummate the transactions contemplated therein unless Guarantor executes and delivers this Agreement and that Guarantor will benefit personally from Sellers entering into the Agreement and consummating such transactions. Guarantor’s obligation under this Section 10.14 is independent of any other remedy Purchaser may have to enforce the Obligations, and Purchaser need not resort to Sellers or pursue any remedy against Sellers before seeking payment of the Obligations by Guarantor. Guarantor’s obligation will not be affected or impaired by any act or omission of the Sellers in connection with the Agreement. No act or thing needs to occur to establish the obligation of Guarantor. No act or thing will in any way discharge Guarantor from Guarantor’s obligations hereunder, except full payment of all of the Obligations. If any payment received by Purchaser from Sellers or any other Person is thereafter set aside or returned for any reason, the Obligations to which such payment applied will continue to exist and be enforceable against Guarantor as if such payment had never been made.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Purchaser, MDC Partners, Inc. and the Sellers have executed this Membership Interest Purchase Agreement or caused this Membership Interest Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.
STARTEK, INC.

By:	/s/ Chad A. Carlson
Name: Chad A. Carlson
Title: President and Chief Executive Officer
MDC CORPORATE (US) INC.

By:	/s/ David Ross
Name: David Ross
Title: Vice President
MDC ACQUISITION INC.

By:	/s/ David Ross
Name: David Ross
Title: Vice President
Solely for the purposes of Sections 5.19 and 10.14:

MDC PARTNERS INC.

By:	/s/ David Ross
Name: David Ross
Title: Vice President

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Disclosure Schedule

See attached.

Exhibit A

See attached.